EXHIBIT (b)

BY-LAWS

OF

ING SEPARATE PORTFOLIOS TRUST

i

SECTION 2. MEETINGS AND ACTION OF COMMITTEES	6

ARTICLE V	6
SHAREHOLDERS’ MEETINGS	6
SECTION 1. NOTICE OF SHAREHOLDERS’ MEETING	6
SECTION 2. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE	6
SECTION 3. ADJOURNED MEETING; NOTICE	7
SECTION 4. ACTION BY WRITTEN CONSENT	7
SECTION 5. PROXIES	7

ARTICLE VI	8
INSPECTION OF BOOKS	8

ARTICLE VII	8
SEAL	8

ARTICLE VIII	8
FISCAL YEAR	8

ARTICLE IX	8
AMENDMENTS	8

ARTICLE X	9
REPORT TO SHAREHOLDERS	9

ARTICLE XI	9
HEADINGS	9

ii

BY-LAWS

OF

ING Separate Portfolios Trust

These By-Laws of ING Separate Portfolios Trust (the “Trust”), a Delaware statutory trust, are subject to and adopted pursuant to the Trust’s Declaration of Trust dated March 2, 2007, as from time to time amended, supplemented or restated (the “Declaration of Trust”). Capitalized terms used herein that are defined in the Declaration of Trust are used as therein defined.

ARTICLE I

PRINCIPAL OFFICE

The principal office of the Trust shall be located in Scottsdale, AZ or such other location as the Trustees may, from time to time, determine. The Trust may establish and maintain such other offices and places of business as the Trustees may, from time to time, determine.

ARTICLE II

OFFICERS

SECTION 1. OFFICERS. The officers of the Trust shall be a President, a Secretary, and a Treasurer. The Trust may also have, at the discretion of the Board, one or more Vice Presidents, one or more Assistant Secretaries, one or more Assistant Treasurers, and such other officers as may be appointed in accordance with the provisions of this Article II. Any number of offices may be held by the same person.

SECTION 2. SELECTION OF OFFICERS. The officers of the Trust, except such officers as may be appointed otherwise in accordance with the provisions of this Article II, shall be selected by the Board, and each shall serve at the pleasure of the Board, subject to the rights, if any, of an officer under any contract of employment.

SECTION 3. SUBORDINATE OFFICERS. The Board may appoint and may empower the President to appoint such other officers as the business of the Trust may require, each of whom shall hold office for such period, have such authority and perform such duties as are provided in the By-Laws or as the Board may, from time to time, determine.

SECTION 4. REMOVAL AND RESIGNATION OF OFFICERS. Subject to the rights, if any, of an officer under any contract of employment, any officer may be removed, either with or without cause, by the Board at any regular or special meeting of the Board or by the President or by such other officer upon whom such power of removal may be conferred by the Board.

Any officer may resign at any time by giving written notice to the Trust. Any resignation shall take effect at the date of the receipt of that notice or at any later time specified in that notice; and unless otherwise specified in that notice, the acceptance of the resignation shall not be necessary to make it effective. Any resignation is without prejudice to the rights, if any, of the Trust under any contract to which the officer is a party.

SECTION 5. VACANCIES IN OFFICES. A vacancy in any office because of death, resignation, removal, disqualification or other cause shall be filled in the manner prescribed in the By-Laws for regular appointment to that office. The President may make temporary appointments to a vacant office pending ratification by the Board.

SECTION 6. PRESIDENT. The President shall be the chief executive officer (principal executive officer) and chief operating officer of the Trust and shall, subject to the control of the Board and the Chairman of the Board, have general supervision, direction and control of the business and the officers of the Trust. He shall have the general powers and duties of management usually vested in the office of President of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board, the Declaration of Trust or the By-Laws.

SECTION 7. VICE PRESIDENTS. In the absence or disability of the President, the Vice Presidents, if any, in order of their rank as fixed by the Board or if not ranked, the Executive Vice President (who shall be considered first ranked) and such other Vice Presidents as shall be designated by the Board, shall perform all the duties of the President and when so acting shall have all powers of and be subject to all the restrictions upon the President. The Vice Presidents shall have the general powers and duties of management usually vested in the office of Vice President of a corporation and shall have such other powers and perform such other duties as from time to time may be prescribed for them respectively by the Board or the President or the Chairman of the Board or by the By-Laws.

SECTION 8. SECRETARY. The Secretary shall keep or cause to be kept at the principal office of the Trust, or such other place as the Board may direct, a book of minutes of all meetings and actions of the Board, committees of the Board and Shareholders, with the time and place of holding, whether regular or special, and if special, how authorized, the notice given, the names of those present at Board meetings or committee meetings, the number of Shares present or represented at Shareholders’ meetings, and the proceedings.

The Secretary shall keep or cause to be kept at the principal office of the Trust or at the office of the Trust’s transfer agent or registrar, a Share register or a duplicate Share register showing the names of all Shareholders and their addresses, the number (and Classes) of Shares held by each, the number and date of certificates issued, if any certificates have been issued, for the same and the number and date of cancellation of every certificate surrendered for cancellation.

The Secretary shall give or cause to be given notice of all meetings of the Shareholders and of the Board required to be given by the Declaration of Trust, the By-Laws or by applicable law and shall have the general powers and duties of management usually vested in the office of Secretary of a corporation and shall have such other powers and perform such other duties as may be prescribed by the Board, the Declaration of Trust or the By-Laws.

SECTION 9. TREASURER. The Treasurer shall be the chief financial officer (principal financial officer) and chief accounting officer of the Trust and shall keep and maintain or cause to be kept and maintained adequate and correct books and records of accounts of the properties and business transactions of the Trust, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and Shares. The books of account shall at all reasonable times be open to inspection by any Trustee.

The Treasurer shall deposit all monies and other valuables in the name and to the credit of the Trust with such depositaries as may be designated by the Board. He shall disburse the funds of the Trust, shall render to the President and Trustees, whenever they request it, an account of all of his transactions as chief financial officer and of the financial condition of the Trust and shall have the general powers and duties of management usually vested in the office of Treasurer of a corporation and shall have such other powers and perform other powers and perform such other duties as may be prescribed by the Board, the Declaration of Trust or By-Laws.

SECTION 10. SURETY BONDS. The Trustees may require any officer or agent of the Trust to execute a bond (including, without limitation, any bond required by the 1940 Act) to the Trust in such sum and with such surety or sureties as the Trustees may determine, conditioned upon the faithful performance of his duties to the Trust including responsibility for negligence and for the accounting of any of the Trust’s property, funds or securities that may come into his hands.

SECTION 11. REMUNERATION. The salaries or other compensation, if any, of the officers of the Trust shall be fixed from time to time by resolution of the Trustees.

SECTION 12. AUTHORITY TO EXECUTE AND FILE APPLICATIONS FOR EXEMPTIVE RELIEF. The officers of the Trust, including, without limitation, the President, Treasurer, any Assistant Treasurer, Secretary, any Assistant Secretary, or any of them are delegated the authority to prepare, execute and file with the Commission, any and all applications for exemptive orders, and any amendments or supplements thereto, that the officers or any of them believe are necessary, desirable or convenient.

ARTICLE III

TRUSTEES

SECTION 1. MANAGEMENT OF THE TRUST-GENERAL POWERS. The business and affairs of the Trust shall be managed by, or under the direction of, the Board of Trustees, and they shall have all powers necessary and desirable to carry out their responsibilities, so far as such powers are not inconsistent with the laws of the State of Delaware, the Declaration of Trust or the By-Laws.

SECTION 2. NUMBER OF TRUSTEES. The number of Trustees constituting the Board of Trustees shall be determined as set forth in the Declaration of Trust.

SECTION 3. PLACE OF MEETINGS AND MEETINGS BY TELEPHONE. All meetings of the Board may be held at any place that has been designated from time to time by the Board. In the absence of such a designation, regular meetings shall be held at the principal office of the Trust or the Investment Adviser(s). Any meeting, regular or special, may be held by conference telephone or similar electronic media, unless the 1940 Act requires that a particular action be taken only at a meeting at which the Trustees are present in person, and so long as all Trustees participating in the meeting can hear one another and all such Trustees shall be deemed to be present in person at the meeting. Any meeting conducted by telephone shall be deemed to take place at the principal office of the Trust.

SECTION 4. REGULAR MEETINGS. Regular meetings of the Board of Trustees may be held at such time and place as shall from time to time be determined by the Board of Trustees without additional notice, provided that notice of any change in time or place of such meetings shall be sent promptly to each Trustee not present at the meeting at which such change was made in a manner provided for notice of special meetings.

SECTION 5. SPECIAL MEETINGS. Special meetings of the Trustees may be called orally or in writing by the Chairman of the Board or any two (2) other Trustees. Notice of the time, date and place of special meetings shall be delivered to each Trustee personally, or by telephone, first-class mail, express mail, overnight mail, courier, electronic mail, telefacsimile, internet or other similar electronic medium, addressed to each Trustee at that Trustee’s address as it is shown on the records of the Trust. In case the notice is sent by first-class mail, it shall be deposited in the United States mail at least seven (7) calendar days before the time of the holding of the meeting. In case the notice is delivered by other means, it shall be given using means whereby it is intended to be received by each Trustee at least twenty-four (24) hours before the time of the holding of the meeting.

SECTION 6. QUORUM. A majority of the authorized number of Trustees shall constitute a quorum for the transaction of business, except to adjourn as provided in Section 8 of this Article III. Every act or decision done or made by a majority of the Trustees present at a meeting duly held at which a quorum is present shall be regarded as the act of the Board, subject to the provisions of the Declaration of Trust and By-Laws. A meeting at which a quorum is initially present may continue to transact business notwithstanding the withdrawal of Trustees if any action taken is approved by a least a majority of the required quorum for that meeting. Presence by telephone shall constitute presence at the meeting for purposes of obtaining a quorum. If the Board creates a committee pursuant to Article IV, a majority of the authorized number of committee members shall constitute a quorum for the transaction of business of such committee, unless the Board designates a lower percentage.

SECTION 7. WAIVER OF NOTICE. Notice need not be given to any Trustee who executes a written waiver of notice with respect to the meeting. Notice of a meeting shall also be deemed given to any Trustee who attends the meeting, either in person or by telephone or similar electronic media, without protesting before or at its commencement the lack of notice to that Trustee. Written consents or waivers of the Trustees may be executed in one or more counterparts. Execution of a written consent or waiver and delivery thereof to the Trust may be accomplished by telefax. The waiver of notice or consent need not specify the purpose of the meeting. All such waivers or consents shall be filed with the records of the Trust or made a part of the minutes of the meeting.

SECTION 8. ADJOURNMENT. A majority of the Trustees present, whether or not constituting a quorum, may adjourn any meeting to another time and place.

SECTION 9. NOTICE OF ADJOURNMENT. Notice of the time and place of reconvening a meeting that has been adjourned for more than two (2) days shall be given before the time of the adjourned meeting in the manner specified in Section 5 to all Trustees who were not present at the time of the adjournment.

SECTION 10. ACTION WITHOUT A MEETING. Any action required or permitted to be taken by the Board may be taken without a meeting if a majority of the Trustees shall individually or collectively consent in writing to that action. Such action by written consent shall have the same force and effect as a majority vote of the Board. Such written consent or consents shall be filed with the minutes of the proceedings of the Board.

ARTICLE IV

COMMITTEES

SECTION 1. COMMITTEES OF TRUSTEES. The Board may by resolution adopted by a majority of the authorized number of Trustees designate one or more committees, each consisting of two (2) or more Trustees, to serve at the pleasure of the Board. The Board may designate one or more Trustees as alternate members of any committee who may replace any absent member at any meeting of the committee. The Board may delegate any or all of its powers and authority to any committee, except its powers and authority with respect to:

(a)	the approval of any action which under applicable law also requires Shareholders’ approval or approval of the Outstanding Shares, or requires approval by a majority of the entire Board or certain members of said Board;

(b)	the filling of vacancies on the Board or on any committee;

(c)	the fixing of compensation of the Trustees for serving on the Board or on any committee;

(d)	the amendment or repeal of the Declaration of Trust or By-Laws or the adoption of new By-laws;

(e)	the amendment or repeal of any resolution of the Board which by its express terms is not so amendable or repealable;

(f)	a distribution to the Shareholders of the Trust, except at a rate or in periodic amount or within a designated range determined by the Board; or

(g)	the appointment of any other committees of the Board or the members of those committees.

SECTION 2. MEETINGS AND ACTION OF COMMITTEES. Meetings and action of committees shall be governed by and held and taken in accordance with the provisions of Article III of these By-Laws, with such changes in the context thereof as are necessary to substitute the committee and its members for the Board and its members, except that the time of regular meetings of committees may be called by the committee chair or two members of the committee or determined either by resolution of the Board or by resolution of the committee. Special meetings of committees may be called in the manner described above. Alternate members shall be given notice of meetings of committees and shall have the right to attend all meetings of committees. The Board may adopt rules for the government of any committee not inconsistent with the provisions of these By-Laws.

ARTICLE V

SHAREHOLDERS’ MEETINGS

SECTION 1. NOTICE OF SHAREHOLDERS’ MEETING. Except as above provided, notices of any meeting of the Shareholders shall be given by the Secretary at least fifteen days before the meeting, to such address as may be registered with the Trust by the Shareholder. Notice of any Shareholder meeting need not be given to any Shareholder if a written waiver of notice, executed before or after such meeting, is filed with the record of such meeting, or to any Shareholder who shall attend such meeting in person or by proxy. Notice of adjournment of a Shareholders’ meeting to another time or place need not be given, if such time and place are announced at the meeting and reasonable notice is given to persons present at the meeting and the adjourned meeting is held within a reasonable time after the date set for the original meeting. Unless otherwise required by the 1940 Act, the notice need not state the purpose for which the meeting is being called.

SECTION 2. MANNER OF GIVING NOTICE; AFFIDAVIT OF NOTICE. Notice of any meeting of Shareholders shall be given either personally, or by telephone, mail, express mail, overnight mail, telegram, electronic mail, telefacsimile, internet or other similar electronic medium, charges prepaid, addressed to the Shareholder at the address of that Shareholder appearing on the books of the Trust or its transfer agent or given by the Shareholder to the Trust for the purpose of notice. If no such address appears on the Trust’s books or is given, notice shall be deemed to have been given if sent to that Shareholder by telephone or if published at least once in a newspaper of general circulation in the county where the Trust’s principal office is located. Notice shall be deemed to have been given at the time when delivered personally, or deposited in the mail or sent by other permissible means of communication.

If any notice addressed to a Shareholder at the address of that Shareholder appearing on the books of the Trust is returned to the Trust by the United States Postal Service marked to indicate that the Postal Service is unable to deliver the notice to the Shareholder at that address, all future notices or reports shall be deemed to have been duly given without further mailing if these shall be available to the Shareholder on written demand of the Shareholder at the principal office of the Trust for a period of one year from the date of the giving of the notice.

An affidavit of the mailing or other means of giving any notice of any Shareholder’s meeting shall be executed by the Secretary, Assistant Secretary or any transfer agent or other designated agent of the Trust giving the notice and shall be filed and maintained in the minute book of the Trust.

SECTION 3. ADJOURNED MEETING; NOTICE. Any Shareholder’s meeting, whether or not a quorum is present, may be adjourned from time to time by the vote of a majority of the Shares represented at that meeting, either in person or by proxy.

When any meeting of Shareholders is adjourned to another time or place, notice need not be given of the adjourned meeting at which the adjournment is taken, unless a new record date of the adjourned meeting is fixed or unless the adjournment is for more than sixty (60) days from the date set for the original meeting, in which case the Board shall set a new record date and notice of such adjourned meeting shall be given to each Shareholder of record entitled to vote at the adjourned meeting in accordance with the provisions of Sections 2 and 3 of Article VII in the Declaration of Trust. At any adjourned meeting, the Trust may transact any business, which might have been transacted at the original meeting.

SECTION 4. ACTION BY WRITTEN CONSENT. Any action taken by Shareholders may be taken without a meeting if Shareholders holding a majority of the Shares entitled to vote on the matter (or such larger proportion thereof as shall be required by any express provision of the Declaration of Trust or By-Laws), or holding a majority (or such larger proportion as aforesaid) of the Shares of any Series or Class entitled to vote separately on the matter, as the case may be, consent to the action in writing and such written consents are filed with the records of the meetings of Shareholders. Such consent shall be treated for all purposes as a vote taken at a meeting of Shareholders.

SECTION 5. PROXIES. Every person entitled to vote for Trustees or on any other matter shall have the right to do so either in person or by one or more agents authorized by a written proxy signed by the person and filed with the Secretary of the Trust. A proxy shall be deemed signed if the Shareholder’s name is placed on the proxy (whether by manual signature, typewriting, telegraphic transmission or otherwise) by the Shareholder or the Shareholder’s attorney-in-fact. A validly executed proxy which does not state that it is irrevocable shall continue in full force and effect unless (i) revoked by the person executing it before the vote pursuant to that proxy by a writing delivered to the Trust stating that the proxy is revoked or by a subsequent proxy executed by, or attendance at the meeting and voting in person by, the person executing that proxy; or (ii) written notice of the death or incapacity of the maker of that proxy is received by the Trust before the vote pursuant to that proxy is counted; provided however, that no proxy shall be valid after the expiration of eleven (11) months from the date of the proxy unless otherwise provided in the proxy.

ARTICLE VI

INSPECTION OF BOOKS

The Trustees shall from time to time determine whether and to what extent, and at what times and places, and under what conditions and regulations the accounts and books of the Trust or any of them shall be open to the inspection of the Shareholders; and no Shareholder shall have any right to inspect any account or book or document of the Trust except as conferred by law or otherwise by the Trustees or by resolution of the Shareholders.

ARTICLE VII

SEAL

The seal of Trust shall include the following:

“ING SEPARATE PORTFOLIOS TRUST

THE STATE OF DELAWARE”

The form of the seal shall be subject to alteration by the Trustees and the seal may be used by causing it or a facsimile to be impressed or affixed or printed or otherwise reproduced.

Any officer or Trustee of the trust shall have authority to affix the seal of the Trust to any document, instrument or other paper executed and delivered by or on behalf of the Trust; however, unless otherwise required by the Trustees, the seal shall not be necessary to be placed on and its absence shall not impair the validity of any document, instrument, or other paper executed by or on behalf of the Trust.

ARTICLE VIII

FISCAL YEAR

The fiscal year of the Trust shall end on such date as the Trustees shall from time to time determine.

ARTICLE IX

AMENDMENTS

These By-Laws may be amended at any meeting of the Trustees of the Trust by a majority vote.

ARTICLE X

REPORT TO SHAREHOLDERS

The Trustees shall at least semi-annually submit to the Shareholders a written financial report of the Trust including financial statements, which shall be certified at least annually by independent public accountants.

ARTICLE XI

HEADINGS

Headings are placed in these By-Laws for convenience of reference only and in case of any conflict, the text of these By-Laws rather than the headings shall control.